U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2017

GROM SOCIAL ENTERPRISES, INC.

(Exact name of small business issuer as specified in its charter)

Florida	000-55585	46-5542401
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID No.)

2060 NW Boca Raton Blvd., #6

Boca Raton, FL 33431

(Address of principal executive offices)

(561) 287-5776

(Issuer’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On July 1, 2016, Grom Social Enterprises, Inc. (the “Company”) acquired 100% of the common stock of TD Holdings Limited (“TDH”) including its primary subsidiary, Top Draw Animation. Pursuant to the terms of the transaction, we entered into a Share Sale Agreement to acquire all of the issued and outstanding stock of TD Holdings Limited (the “Stock Purchase Agreement”) in consideration for the issuance of a two year, 5% $4.0 Million Secured Promissory Note (the “Note”) payable to the TDH Sellers on July 1, 2018. Under the terms of the Note, the interest is due to be paid annually in arrears. As of the date of this report, we were in full compliance with all of terms of both the Stock Purchase Agreement and the Note.

On January 3, 2018, we entered into an Amending Agreement to the Stock Purchase Agreement and the Note (the “Amendment”). Under the terms of the Amendment, the parties agreed as follows:

•	The Sellers agreed to extend the maturity date of the Note one year until July 1, 2019;

•	The interest rate on the Note during the one-year extension period from July 2, 2018 to July 1, 2019 was changed to 10%. The interest rate on the Note remained at 5%, payable annually in arrears, until June 30, 2018;

•	During the one-year extension period, the interest will be paid quarterly in arrears, instead of annually in arrears. The first such quarterly interest payment of $100,000 is due on September 30, 2018; and

•	Under the terms of the terms Stock Purchase Agreement, the Sellers had an opportunity to earn up to $5.0 million in contingent Earnout payments upon TDH reaching certain operating milestones post-closing. The consideration, if earned is payable 75% in Common Stock, and 25% in cash. To date, the TDH Sellers have not achieved the operating milestones necessary to earn any of the $5.0 million Earnout. The original Earnout measurement period under the Stock Purchase Agreement was to end on December 31, 2018. As part of the consideration for the Sellers agreeing to enter the Amendment, we agreed to extend the Earnout measurement period, one year, to December 31, 2019.

As consideration for the Amendment we issued an additional 800,000 shares of our Common Stock to the Sellers.

The Company relied upon an exemption from the registration requirements under Section 4(a)(2) under the Securities Act of 1933 and Rule 506 of Regulation D promulgated thereunder with respect to the foregoing issuance.

Item 3.02 Unregistered Sales of Equity Securities.

The information above in Item 1.01 regarding the issuance of shares of to the Sellers is incorporated herein by reference in response to this Item 3.02.

On December 29, 2017, Grom Social Enterprises, Inc. (the “Company”) had outstanding loan balances of $1,624,351 and $1,009,135, due respectively to Darren Marks, its Chairman and Melvin Leiner, its Executive Vice President, COO, CFO and Secretary. These loans are non-interest bearing and callable on demand.  Messrs. Marks and Leiner agreed to convert an aggregate of $500,000 of their combined loan balances into shares of our Common Stock, at a conversion price of $0.50 per share, which was above the closing price of the Company’s common stock of $.30 on December 29, 2017.  Mr. Marks converted $333,333 of his loan into 666,666 shares; and Mr. Leiner converted $166,667 into 333,334 shares. As a result of the transaction, Mr. Marks and Mr. Leiner’s loan balances were reduced to $1,291,018 and $842,468, respectively. Mr. Marks and Mr. Leiner now beneficially own 15,204,731 and 9,313,136 shares of our Common Stock, respectively.

The Company relied upon an exemption from the registration requirements under Section 4(a)(2) under the Securities Act of 1933 and Rule 506 of Regulation D promulgated thereunder with respect to the foregoing issuance.

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Item 8.01 Other Events

On January 4, 2018, Mr. Marks and Mr. Leiner voluntarily agreed to defer a large portion of their demand loans until July 1, 2019.  Mr. Marks agreed to defer $991,018 of his loan balance, and Mr. Leiner agreed to defer $542,468, leaving each individual with a current principal balance due of $300,000.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits. The following exhibit is included in this Report:

No.	Description

10.7	Amending Agreement to the Share Sale Agreement for the Entire Issued Share Capital of TD Holdings Limited and the Secured Promissory Note

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 5, 2018	GROM SOCIAL ENTERPRISES, INC.
(Registrant)

By: /s/ Darren Marks
Darren Marks, Chief Executive Officer

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